SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

(Amendment No. 5)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the

Securities Exchange Act of 1934

ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

FELINE PRIDES

(Title of Class of Securities)

285661 20 3

(CUSIP Number of Class of Securities)

D. Gilbert Friedlander

Executive Vice President, General Counsel and Secretary

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3199

(972) 604-6000

(Name, address and telephone number of person authorized to receive notice and communications on behalf of filing persons)

With copies to:

David B. Hollander	Robert L. Kimball	Michael J. Schiavone
Electronic Data Systems Corporation	Vinson & Elkins L.L.P.	Shearman & Sterling LLP
5400 Legacy Drive	3700 Trammell Crow Center	599 Lexington Avenue
Plano, Texas 75024-3199	2001 Ross Avenue	New York, New York 10022
(972) 604-6000	Dallas, Texas 75201-2975	(212) 848-4000
(214) 220-7700

This Amendment No. 5 to Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on March 31, 2004 as amended by Electronic Data Systems Corporation, a Delaware corporation (the “Company”), and relates to an offer by the Company, to exchange (the “Exchange Offer”) 0.8430 shares of the Company’s common stock plus $1.58 in cash for each validly tendered and accepted FELINE PRIDES unit in the form of an Income PRIDES, up to an aggregate of 32,100,000 Income PRIDES, on the terms and subject to the conditions described in the exchange offer prospectus (as amended, the “Exchange Offer Prospectus”), which is a part of the registration statement filed with the Securities and Exchange Commission on Form S-4, as amended (SEC File No. 333-114061), relating to the shares of common stock to be issued to stockholders in the Exchange Offer (as amended, the “Registration Statement”). The terms and conditions of the Exchange Offer are set forth in the Exchange Offer Prospectus and the accompanying Letter of Transmittal, which are exhibits (a)(1) and (a)(2) hereto.

This Amendment No. 5 is the final amendment to the Schedule TO.

Item 4 (Terms of Transaction), Item 8 (Interest in Securities of the Subject Company) and Item 11 (Additional Information) are hereby amended and supplemented by the following:

The exchange offer expired at 1:00 p.m., New York City time, on Wednesday, May 12, 2004 (the “Expiration Time”). On May 12, 2004, the Company announced the acceptance for exchange of all outstanding Income PRIDES that had been validly tendered and not withdrawn as of the Expiration Time. Based on information provided to the Company by JP Morgan Chase Bank, the exchange agent for the exchange offer, as of the Expiration Time, 28,232,395 Income PRIDES, or about 87.7% of the issued and outstanding Income PRIDES had been tendered for exchange. The consideration for the accepted Income PRIDES will be delivered promptly to tendering holders by the exchange agent.

The full text of the Company’s press release, dated May 12, 2004, relating to the acceptance of the tendered Income PRIDES is filed as Exhibit (a)(13) hereto and is incorporated herein by reference.

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Item 12. Exhibits.

(a	)(1)	Exchange Offer Prospectus, dated March 31, 2004 (as amended on April 28, 2004),—incorporated herein by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.

(a	)(2)	Form of Letter of Transmittal—incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(3)	Form of Letter to Registered Holders and Depository Trust Company Participants—incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(4)	Form of Letter to Clients—incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(5)	Form of Letter to Holders of FELINE PRIDES—incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(6)	Press Release, dated March 31, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(7)	Supplement to Exchange Offer Prospectus, dated April 28, 2004.

(a	)(8)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(9)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES.

(a	)(10)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(11)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES Updated for Price Adjustment.

(a	)(12)	Press Release, dated May 12, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a	)(13)	Press Release, dated May 12, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b	)	Not applicable.

(d	)(1)	Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4 to the Registration Statement on Form S-3 of the registrant (File No. 333-10145).

(d	)(2)	Second Supplemental Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

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(d	)(3)	Form of Note—incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(4)	Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(5)	Form of Income PRIDES Certificate—incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(6)	Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(7)	Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent—incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(g	)	Not applicable.

(h	)	Opinion of Vinson & Elkins L.L.P.—incorporated by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.

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SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 12, 2004

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ Robert H. Swan

Robert H. Swan Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT NAME

(a)(1)	Exchange Offer Prospectus, dated March 31, 2004 (as amended on April 28, 2004)—incorporated herein by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.

(a)(2)	Form of Letter of Transmittal—incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(3)	Form of Letter to Registered Holders and Depository Trust Company Participants—incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(4)	Form of Letter to Clients—incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(5)	Form of Letter to Holders—incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(6)	Press Release, dated March 31, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(7)	Supplement to Exchange Offer Prospectus, dated April 28, 2004.

(a)(8)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(9)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES.

(a)(10)	Press Release, dated April 28, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(11)	Telephone Script Regarding Extension of the Exchange Offer for EDS Income PRIDES Updated for Price Adjustment.

(a)(12)	Press Release, dated May 12, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(13)	Press Release, dated May 12, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(d)(1)	Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4 to the registration statement on Form S-3 of the registrant
(File No. 333-10145).

(d)(2)	Second Supplemental Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d)(3)	Form of Note—incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d)(4)	Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(5)	Form of Income PRIDES Certificate—incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(6)	Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(7)	Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent—incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(g)	Not applicable.

(h)	Opinion of Vinson & Elkins L.L.P.—incorporated by reference to Exhibit 8.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on April 28, 2004.